Exhibit 10.1

MOTOROLA SOLUTIONS, INC.

SEPARATION AGREEMENT AND GENERAL RELEASE

EUGENE A. DELANEY (the “Executive”) and MOTOROLA SOLUTIONS, INC. (the “Company”) hereby enter into this Separation Agreement and General Release (this “Agreement”).

WHEREAS, the Executive is employed by the Company and has been in continuous service with the Company (or one of its predecessor or successor entities) for approximately thirty-five (35) years, recently in the position of Executive Vice President, Product & Business Operations;

WHEREAS, on January 7, 2013, the Company announced a reorganization wherein the organizational units of Product & Business Operations and Sales & Field Operations were combined, resulting in the creation of a consolidated organizational unit called Sales & Product Operations;

WHEREAS, the position of Executive Vice President, Product & Business Operations will not be maintained as a result of the aforementioned reorganization, and, in connection therewith, the Company and the Executive have mutually agreed that the Executive will retire at the end of June 2013;

WHEREAS, the Executive is a participant in the Motorola Solutions, Inc. Legacy Amended and Restated Executive Severance Plan (the “Severance Plan”);

WHEREAS, in light of the aforementioned reorganization, the mutual agreement regarding the Executive’s retirement and the Executive’s cooperation with the Company’s management to ensure a smooth transition of responsibilities to the new organizational unit’s leadership, the administrator of the Severance Plan has determined (in accordance with the discretionary authority reserved to the administrator under the Severance Plan) that the Executive’s termination of employment on the terms and conditions set forth herein shall be treated as a Qualifying Termination, as such term is defined in the Severance Plan; and

WHEREAS, the Executive and the Company have entered into this Agreement in order to set forth the terms and conditions of the Executive’s termination of employment and to comply with the requirements of the Severance Plan in connection with the Executive’s Qualifying Termination.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive and the Company agree as follows:

1.      Termination of Employment. The Executive acknowledges and agrees that his employment with the Company and its subsidiaries and affiliates (the “Company Group”), including all offices and positions the Executive holds with any member of the Company Group, shall terminate effective July 1, 2013 (the “Separation Date”). The Executive agrees to execute any and all documents reasonably necessary to effectuate same. Through and until the Separation Date, the Executive’s title with the Company shall continue to be that of Executive Vice President. Notwithstanding the foregoing or anything in this Agreement to the contrary, this Agreement shall be void and of no force or effect in the event that the Executive’s employment is terminated by the Company for Cause (as defined under the Severance Plan) at any time prior to the Separation Date.

2.      Entitlement to Severance Benefits. The Executive agrees that the payments and benefits set forth in the Severance Plan which he is eligible to receive in connection with having incurred a Qualifying Termination, and the Separation Payment described in Section 3 hereof, constitute the entire amount of consideration provided to the Executive in connection with his termination of employment (collectively, the “Severance Benefits”). The Executive also understands and agrees that, absent this Agreement, the Executive would not otherwise be entitled to receive the Severance Benefits. The Executive further acknowledges that his receipt of the Severance Benefits is in consideration of and contingent on (a) the Executive executing and not revoking this Agreement, including the waiver and release of claims set forth in Section 5 hereof (the “Release”), (b) the Executive executing on the Separation Date and not revoking the supplemental general release of claims attached hereto as Attachment A (the “Supplemental Release”), which is substantially identical to the Release, and (c) the Executive’s agreement to and compliance with the other terms and obligations under the Severance Plan, including, without limitation, those contained in Section 4 of the Severance Plan. The Severance Benefits shall be paid to the Executive in accordance with the terms of the Severance Plan and this Agreement, provided, however, that (i) to the extent that the Severance Plan provides for a payment or benefit to be paid to the Executive in a lump sum within thirty (30) days after the Executive signs and does not revoke a release of claims, such payment or benefit shall instead be paid to the Executive in a lump sum within thirty (30) days following the Separation Date, contingent upon (A) the Executive’s execution of this Agreement, and (B) the Executive’s execution of the Supplemental Release on the Separation Date, and (ii) the Executive shall be given a period of at least twenty-one (21) days in which to consider and review this Agreement (including the Release and the Supplemental Release), as set forth in Section 6(c) hereof.

3.      Separation Payment.

(a)	In addition to the payments and benefits set forth in the Severance Plan, in exchange for, and subject to (a) the Executive’s compliance with the non-competition, non-solicitation, and other restrictive covenant obligations contained in his stock option and restricted stock unit agreements and referenced in Section 4 of the Severance Plan until the second anniversary of the Separation Date, and (b) the Executive’s availability to provide his business and technical expertise on a consultative capacity at the Company’s request, the Executive shall also be entitled to receive a cash severance payment equal to Nine Hundred Thousand Dollars and Zero Cents ($900,000.00), payable in a single lump sum within thirty (30) days following the first anniversary of the Separation Date (the “Separation Payment”).

(b)

Notwithstanding the foregoing, if during the two year period following the Separation Date the Executive engages in any conduct that contravenes the non-competition, non-solicitation, and other restrictive covenant obligations contained in his stock option and restricted stock unit agreements and referenced in Section 4 of the Severance Plan, in addition to all remedies in law and/or equity available to the Company, including the recovery of liquidated damages, the Executive shall immediately repay to the Company 100% of the Separation Payment, without regard to any taxes that may have been deducted from such amount.

(c)	In accordance with the terms of Section 3(h) of the Severance Plan, in lieu of the senior executive outplacement services by a firm selected by the Company, the Executive shall be permitted to engage a senior executive outplacement services firm of his choice. Additionally, the Executive agrees to forego his right to an annual executive physical examination service, valued at $5,000, and apply such amount to executive outplacement services ($20,000 value). Therefore, the total reimbursable value for the Executive’s use of a senior executive outplacement services provider of his choice shall be $25,000.

4.      Extended Financial & Tax Planning Services. In addition to the payments and benefits set forth in the Severance Plan and in paragraph 3 hereof, the Company agrees to provide the Executive an extension of the financial and tax planning services through April 15, 2015, to include to include full financial planning and full tax preparation services for tax calendar years 2013 and 2014.

5.      Waiver and Release. The Executive agrees, for the Executive, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on the Executive’s behalf, to irrevocably and unconditionally release, acquit and forever discharge the Company, each member of the Company Group, their affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by any member of the Company Group and said plans’ fiduciaries, agents and trustees (collectively, the “Released Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages of any nature whatsoever, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive now has, owns or holds, or claims to have had, own or hold, or which the Executive at any time prior to now had, owned or held, or claimed to have, own or hold against the Released Parties or in any way connected to the Executive’s employment with the Company Group and/or termination of employment with the Company Group. This release specifically includes, without limitation, breach of any implied or express employment contracts or covenants; entitlement to any pay or benefits, including insurance and any claims under any retirement plan; claims for wrongful termination, public policy violations, defamation, emotional distress or other common law matters; or claims of discrimination based on race, sex, age (Age Discrimination in Employment Act), religion, national origin, disability, veteran’s status, sexual preference, marital status or retaliation; or claims under the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or the Employee Retirement Income Security Act. The Executive understands that, by signing this Agreement, he is not releasing: the Severance Benefits, any rights or claims that the Executive may have to file an administrative charge of discrimination; claims for indemnification under the Company’s by-laws or Articles of Incorporation or any indemnification agreement between the Executive and the Company; claims for applicable liability insurance coverage, including applicable directors and officers insurance; and any rights or claims that the Executive is precluded from waiving by operation of law.

6.      Waiver of Claims Under Age Discrimination in Employment Act. As part of this Agreement, the Executive understands that he is waiving all claims for age discrimination under the Age Discrimination in Employment Act (“ADEA”) through and including the date of the Executive’s execution of the Supplemental Release. This Agreement is intended to comply with the terms of the Older Workers’ Benefit Protection Act. Accordingly, Executive understands and acknowledges the following:

(a)	The Executive’s agreement to execute the Release and the Supplemental Release, which releases include claims under the ADEA up to and including the date of the Executive’s execution of the Supplemental Release, is in exchange for the additional consideration provided for in the Severance Plan and this Agreement, including the Severance Benefits to which Executive was not heretofore entitled. In the event that the Executive fails to execute either this Agreement or the Supplemental Release, this Agreement shall be void and of no force or effect.

(b)	The Executive is being advised herein by the Company to consult with legal counsel prior to executing this Agreement, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound.

(c)	The Executive has been given a period of at least twenty-one (21) days from receipt of this Agreement to review and consider the terms of this Agreement (including the Release and the Supplemental Release) prior to execution of the Agreement and the Supplemental Release.

(d)	The Executive has received a copy of the Severance Plan and its summary plan description.

(e)

The Executive may, within seven (7) days after the execution of this Agreement or execution of the Supplemental Release, revoke this Agreement or the Supplemental Release, as applicable. Revocation shall be made by delivering a written notice of revocation to: Manuel Cuevas, Vice President, Law, Motorola Solutions, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196. For such revocation to be effective, written notice must be actually received by no later than the close of business on the seventh (7th) day (or such longer period as required under the laws of any State of the United States for executives whose assigned work location is within that State) after the date the Executive executes this Agreement or the Supplemental Release, as applicable. If the Executive revokes this Agreement or the Supplemental Release, the Company owes the Executive nothing under this Agreement and/or the Severance Plan. Neither this Agreement nor the Supplemental Release will become effective and enforceable until the applicable seven (7) calendar day revocation period ends.

7.      Entire Agreement. This Agreement, all attachments hereto, and the Severance Plan set forth the entire agreement between the Executive and the Company as to the termination of the Executive’s employment with the Company Group and fully supersede any and all prior agreements or understandings between the Executive and the Company pertaining to the termination of the Executive’s employment from the Company Group, except that all agreements containing restrictive covenants referenced in Section 4 of the Severance Plan are not superseded and remain in full force and effect. For the avoidance of doubt, the agreements containing restrictive covenants referenced in Section 4 of the Severance Plan include, but are not limited to, each agreement entered into between the Executive and any current or former member of the Company Group or any of such member’s predecessor or successor entities relating to the award of restricted stock, restricted stock units, stock options, or other equity or equity-based compensation to the Executive.

8.      Severability. To the extent that any portion of this Agreement may be held to be invalid or legally unenforceable by a court of competent jurisdiction, the remaining portions of the relevant paragraph and this Agreement shall not be affected and shall be given full force and effect.

9.      Governing Law. This Agreement is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Illinois, without giving effect to any state’s principles of Conflicts of Laws, to the extent not preempted by federal law. Any dispute under this Agreement, the Severance Plan and/or any agreement referenced in Section 4 of the Severance Plan, shall be adjudicated by a court of competent jurisdiction in Cook County, Illinois. The undersigned accepts the jurisdiction of these courts and consents to service of process from said courts solely for legal actions related to this Agreement, the Severance Plan and/or any agreements referenced in Section 4 of the Severance Plan.

10.      Execution of Agreement. The Executive expressly acknowledges that, in order for this Agreement to be valid and enforceable, both this Agreement and the Supplemental Release must be executed as set forth herein. In the event that the Executive fails to execute either this Agreement or the Supplemental Release, this Agreement shall be void and of no force or effect.

THIS AGREEMENT AND ATTACHMENT A HERETO EACH CONTAIN A WAIVER AND GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT, INCLUDING ATTACHMENT A HERETO, AND THE SEVERANCE PLAN, AND THAT HE HAS BEEN ADVISED TO AND HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND ATTACHMENT A HERETO.

***

The parties have executed this Agreement on the date(s) indicated below.

EUGENE A. DELANEY

Date:	June 13, 2013	/s/ Eugene A. Delaney Signature

MOTOROLA SOLUTIONS, INC.

Date:	June 13, 2013	/s/ Michele A. Carlin Signature

NAME Michele A. Carlin TITLE Senior Vice President, Human Resources

ATTACHMENT A

SUPPLEMENTAL GENERAL RELEASE

(to be signed on the Separation Date)

In consideration of the benefits (the “Severance Benefits”) to be provided to EUGENE A. DELANEY (the “Executive”) under the terms of his Separation Agreement and General Release (the “Agreement”) with Motorola Solutions, Inc. (the “Company”), the Executive agrees, for the Executive, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on the Executive’s behalf, to irrevocably and unconditionally release, acquit and forever discharge the Company, each member of the Company Group (as defined in the Agreement), their affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by any member of the Company Group and said plans’ fiduciaries, agents and trustees (collectively, the “Released Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages of any nature whatsoever, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive now has, owns or holds, or claims to have had, own or hold, or which the Executive at any time prior to now had, owned or held, or claimed to have, own or hold against the Released Parties or in any way connected to the Executive’s employment with the Company Group and/or termination of employment with the Company Group. This release specifically includes, without limitation, breach of any implied or express employment contracts or covenants; entitlement to any pay or benefits, including insurance and any claims under any retirement plan; claims for wrongful termination, public policy violations, defamation, emotional distress or other common law matters; or claims of discrimination based on race, sex, age (Age Discrimination in Employment Act), religion, national origin, disability, veteran’s status, sexual preference, marital status or retaliation; or claims under the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or the Employee Retirement Income Security Act. The Executive understands that, by signing this Supplemental General Release of Claims, he is not releasing: the Severance Benefits, any rights or claims that the Executive may have to file an administrative charge of discrimination; claims for indemnification under the Company’s by-laws or Articles of Incorporation or any indemnification agreement between the Executive and the Company; claims for applicable liability insurance coverage, including applicable directors and officers insurance; and any rights or claims that the Executive is precluded from waiving by operation of law.

The parties have executed this Supplemental General Release on the date indicated below.

EUGENE A. DELANEY

Date:
Signature

MOTOROLA SOLUTIONS, INC.

Date:
Signature

NAME

TITLE